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                                                                   EXHIBIT 10.19



May 8, 2003




Mr. Robert R. Bennett
Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado  80112

Re:      Personal Use of Company Aircraft

Dear Dob:

This letter (this "Agreement") sets forth our agreement with respect to your personal use of aircraft (the "Aircraft") owned or leased by Liberty Media Corporation ("LMC").

     1. USE OF AIRCRAFT. During the Term (as defined below), you may use an average of up to $250,000 per year worth of flight time (the "Annual Allotment") on the Aircraft for personal use ("Personal Flight Time"). For purposes of this paragraph, Personal Flight Time will be determined based upon the "aggregate incremental cost" (within the meaning of Item 402(b) of Regulation S-K under the Securities Exchange Act of 1934, as currently in effect) to LMC of your personal use of the Aircraft. You may exceed the unused Annual Allotments during any year of the Term (as defined below) provided that (i) you do not exceed $500,000 worth of Personal Flight Time in any given year, (ii) the aggregate worth of your Personal Flight Time does not exceed $1,250,000 at the end of the fourth year of the Term and (iii) any cumulative excess of Personal Flight Time over an annual average of $250,000 at the end of the fourth year of the Term will be applied to reduce the Annual Allotment for the fifth year. You may schedule Personal Flight Time with LMC's flight department subject to availability of the Aircraft. At no time will LMC have any obligation to pay you for unused Annual Allotments and LMC will have no obligation to continue to own or lease any Aircraft.

     2. IRS REPORTING. The value of Personal Flight Time will be included in your W-2 in accordance with applicable IRS regulations.

     3. TERM. The term of this Agreement (the "Term") will commence on January 1, 2003 and expire on the earliest of (i) December 31, 2007, (ii) the date that you cease to be employed by LMC and (iii) the date that LMC ceases to own or lease any Aircraft (the "Termination Date"). LMC will have no further obligation to you under this Agreement as of the Termination Date and any unused Annual


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         Allotments shall expire. Similarly, provided that you have complied with the limitations on Personal Flight Time prescribed by the third sentence of paragraph 1, you will have no obligation to reimburse LMC if for any reason your average annual Personal Flight Time exceeds $250,000 at the end of the Term.

     4. GOVERNING LAW. This Agreement will be governed by, and will be construed and enforced in accordance with, the laws of the State of Colorado without regard to the conflicts of laws principles of that jurisdiction,

     5. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any and all previous written or oral representations, promises, agreements or understandings of whatever nature between the parties with respect to the subject matter. This Agreement may not be altered or amended except by an agreement in writing signed by both parties. This Agreement may be signed in counterparts.

If you are in agreement with the foregoing, please execute the enclosed copy of this letter.

Very truly yours,

LIBERTY MEDIA CORPORATION



By:
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        Charles Y. Tanabe
        Senior Vice President


AGREED:


----------------------------------
        Robert R. Bennett




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